Exhibit 99.1

For Immediate Release

CRESCENT ANNOUNCES THIRD QUARTER 2004 RESULTS

Company Highlights Recent Strategic Transactions

FORT WORTH, TEXAS, November 8, 2004—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the third quarter 2004. Funds from operations available to common shareholders before impairment charges related to real estate assets — diluted (“FFO”) for the three months ended September 30, 2004 was $31.3 million, or $0.27 per share and equivalent unit. These compare to FFO of $43.5 million or $0.37 per share and equivalent unit, for the three months ended September 30, 2003. FFO for the nine months ended September 30, 2004 was $89.9 million, or $0.77 per share and equivalent unit. These compare to FFO of $121.3 million, or $1.04 per share and equivalent unit, for the nine months ended September 30, 2003.

Net loss available to common shareholders for the three months ended September 30, 2004 was ($18.7) million, or ($0.19) per share (diluted). This compares to a net loss of ($3.3) million, or ($0.03) per share (diluted), for the three months ended September 30, 2003. Net loss available to common shareholders for the nine months ended September 30, 2004 was ($54.8) million, or ($0.55) per share (diluted). This compares to a net loss of ($28.7) million, or ($0.29) per share (diluted), for the nine months ended September 30, 2003.

Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although these companies may calculate funds from operations in different ways. Crescent reports FFO before taking into account impairment charges required by GAAP which are related to its real estate assets. A reconciliation of Crescent’s FFO before and after such impairments to GAAP net income is included in the Company’s financial statements accompanying this press release and in the “Third Quarter 2004 Supplemental Operating and Financial Data” located on the Company’s website. FFO should not be considered an alternative to net income.

According to John C. Goff, Vice Chairman and Chief Executive Officer, “We were pleased to have exceeded earnings expectations for the third quarter, in part due to the favorable timing of an investment land sale.

“On the strategic front, we recently announced a number of transactions that will have a dramatic positive impact on the future of Crescent. We accelerated our investment management strategy by executing joint ventures totaling $1.2 billion of five of our trophy office assets with a premier institutional partner. In addition, we simplified the structure of our AmeriCold investment, and brought in a new private equity partner with impressive operating and industry experience. We believe these transactions, along with others that we’ll be discussing on our call, will strengthen our balance sheet, provide significant growth opportunities for our company, and create long-term value for our shareholders.”

On October 15, 2004, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for Common, $0.421875 per share for Series A Convertible Preferred, and $0.59375 per share for Series B Redeemable Preferred. The dividends are payable November 15, 2004, to shareholders of record on October 29, 2004.

BUSINESS SECTOR REVIEW

Office Sector (67% of Gross Book Value of Real Estate Assets as of September 30, 2004)

Operating Results
Office property same-store net operating income (“NOI”) declined 3.8% for the three months ended September 30, 2004 from the same period in 2003 for the 26.4 million square feet of office property space owned during both periods. Average occupancy for these same-store properties for the three months ended September 30, 2004 was 85.9% compared to 85.7% for the same period in 2003. Crescent’s overall office portfolio was 88.8% leased and 86.4% occupied as of September 30, 2004. During the three months ended September 30, 2004 and 2003, Crescent received $1.3 million and $5.0 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Office property same-store net operating income (“NOI”) declined 3.3% for the nine months ended September 30, 2004 from the same period in 2003 for the 26.4 million square feet of office property space owned during both periods. Average occupancy for these same-store properties for the nine months ended September 30, 2004 was 85.8% compared to 85.6% for the same period in 2003. During the nine months ended September 30, 2004 and 2003, Crescent received $8.5 million and $7.9 million, respectively, of lease termination fees. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

The Company leased 1.9 million net rentable square feet during the three months ended September 30, 2004, of which 1.1 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 4.2% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.45 per square foot per year and leasing costs were $1.10 per square foot per year.

The Company leased 4.1 million net rentable square feet during the nine months ended September 30, 2004, of which 2.2 million square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 8.9% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.58 per square foot per year and leasing costs were $1.05 per square foot per year.

Denny Alberts, President and Chief Operating Officer, commented, “We achieved another strong leasing quarter of 1.9 million square feet, the second highest quarterly volume in our history. As such we saw a rise in our leased office occupancy which ended the third quarter at 88.8%, up from 88.1% at the end of the second quarter, both excluding properties held for sale. We are optimistic that we can achieve stabilized occupancy levels over the next 12 to 18 months and, upon stabilization, we expect to begin to see meaningful pricing power.

“We have made significant progress on our 2004 portfolio expirations. Of the 6.3 million square feet we have expiring, 99% has been addressed — 97% by signed leases and 2% by leases in negotiation.”

Joint Venture of Trophy Office Assets
In a separate press release, Crescent announced today significant joint venture transactions involving five of its landmark office properties from its existing portfolio. The 7.9 million square-foot collection includes The Crescent, Trammell Crow Center, and Fountain Place in Dallas and Houston Center and Post Oak Central in Houston. The total valuation for the transactions is $1.2 billion.

The transactions are in two phases. The first phase is a joint venture of three properties, The Crescent, Houston Center and Post Oak Central, totaling 5.6 million square feet. Recently, Crescent and JPMorgan Asset Management (“JPM”) closed into escrow a joint venture arrangement whereby JPM will hold a 60% interest in the $898.5 million valuation of the three properties and Crescent will hold the remaining 40% interest. Crescent is currently in negotiations with another institutional partner, whereby Crescent’s 40% interest in the first phase properties would be reduced further to a 24% interest. Crescent expects that those negotiations will be finalized by year end.

The second phase is a joint venture of two properties, Trammell Crow Center and Fountain Place, totaling 2.3 million square feet. Crescent is in final negotiations with JPM on its acquisition of a 76% interest in the $320.5 million valuation of the two properties, with Crescent retaining the remaining 24% interest. After completion of both transaction phases, Crescent expects to have generated $316 million in net cash proceeds and to record a $211 million gain on the sale of the combined 76% interest in the fourth quarter of 2004.

Both joint venture agreements provide that Crescent will act as general partner and will continue to manage and lease them for market-based fees. In addition, Crescent will receive promoted interests based upon certain long-term performance measures of the properties.

Acquisitions
On August 6, Crescent acquired The Alhambra, a 318,000 square-foot Class A office property located in the Coral Gables submarket in Miami. Crescent purchased The Alhambra, for $72.3 million funded by the Company’s assumption of $45 million loan and a draw on the Company’s revolving credit facility. The office property is currently 90% leased.

Dispositions
On October 19, Crescent contracted to sell 5.3 acres of non-income producing land to the City of Houston. The land is adjacent to the 5.5 acres located in front of downtown’s George R. Brown Convention Center that Crescent sold to the City at the end of 2002. This transaction allows the City to consolidate its land in order to develop an urban park of more than 13 acres. The sale is expected to be completed in the fourth quarter and is expected to generate a gain to Crescent of approximately $8.9 million and net proceeds to Crescent of approximately $22.9 million, including a note receivable for approximately $9.2 million.

On August 16, Crescent sold blocks 126 and 128, or approximately 2.5 acres, of non-income producing land located adjacent to its Houston Center complex. The sale generated proceeds, net of selling costs, of $11.3 million to Crescent, including a note receivable for approximately $5.6 million, and a gain of $7.6 million. The proceeds were used to pay down the Company’s revolving credit facility.

On July 29, Crescent sold 12404 Park Central, a 239,000 square-foot Class A office property located in the LBJ Freeway submarket of Dallas. The sale generated proceeds, net of selling costs, of approximately $9.3 million, which were used to pay down property-level secured debt, and a loss, including previously recorded impairments, of $4.6 million.

On July 2, Crescent sold 5050 Quorum, a 134,000 square-foot Class A office property located in the Quorum/Bent Tree submarket of Dallas. The sale generated proceeds, net of selling costs, of approximately $8.9 million, which were used to pay down debt on the Company’s revolving credit facility, and a loss, including previously recorded impairments, of $1.1 million. Crescent retained the management and leasing responsibilities for this property.

Resort / Hotel Sector (12% of Gross Book Value of Real Estate Assets as of September 30, 2004)

Destination Resort Properties
Same-store NOI for Crescent’s five resort properties increased 13% for the three months ended September 30, 2004 from the same period in 2003. The average daily rate increased 7% and revenue per available room increased 11% for the three months ended September 30, 2004, compared to the same period in 2003. Weighted average occupancy was 80% for the three months ended September 30, 2004, compared to 76% for the three months ended September 30, 2003.

Same-store NOI for Crescent’s five resort properties declined 3% for the nine months ended September 30, 2004 from the same period in 2003. The average daily rate increased 7% and revenue per available room increased 4% for the nine months ended September 30, 2004, compared to the same period in 2003. Weighted average occupancy was 71% for the nine months ended September 30, 2004, compared to 72% for the nine months ended September 30, 2003.

Business-Class Hotel Disposition
On October 19, Crescent sold the Hyatt Albuquerque business-class hotel. The sale generated proceeds, net of selling costs, of $32.5 million, which were used to pay down secured debt, and a gain of $3.9 million.

Residential Development Sector (16% of Gross Book Value of Real Estate Assets as of September 30, 2004)

Upscale Residential Development Properties
Crescent’s overall residential investment generated $3.8 million and $15.1 million in FFO for the three months and nine months ended September 30, 2004, respectively. This compares to $2.8 million and $13.8 million in FFO generated for the three months and nine months ended September 30, 2003, respectively.

Temperature-Controlled Logistics Sector (5% of Gross Book Value of Real Estate Assets as of September 30, 2004)

Temperature-Controlled Logistics Properties
Crescent’s investment in temperature-controlled logistics properties generated $4.9 million and $12.8 million in FFO for the three months and nine months ended September 30, 2004, respectively. This compares to $4.2 million and $16.3 million of FFO generated for the three months and nine months ended September 30, 2003, respectively.

Restructure and New Investor
On November 4, 2004, Crescent announced that AmeriCold Realty Trust (“AmeriCold”), a joint venture owned 40% by Crescent and 60% by its partner, Vornado Realty Trust (NYSE:VNO) (“Vornado”), purchased AmeriCold’s tenant, AmeriCold Logistics, LLC (“OpCo”) for $47.7 million in cash. OpCo was owned 40% by Crescent Operating Inc. (OTC Pink Sheets: COPIQ) (“Crescent Operating”) and 60% by Vornado Operating Company (OTC BB: VOOC) (“Vornado Operating”). As a result, OpCo will be merged with and into AmeriCold, with the combined company qualifying as a real estate investment trust in accordance with a private letter ruling issued by the IRS.

Crescent and Vornado also announced that they had entered into definitive agreements to collectively sell 20.7% of the newly combined AmeriCold’s common shares to The Yucaipa Companies (“Yucaipa”) for $145 million. The Yucaipa investment is based on a $1.45 billion total enterprise value. Yucaipa is a private equity fund with significant expertise in the food distribution, logistics, and retail industries and will be involved in AmeriCold’s day-to-day operations and instrumental in the future success of AmeriCold. Crescent and Vornado, after the completion of the transaction, will own 31.7% and 47.6% of AmeriCold, respectively. The agreements provide for Yucaipa to earn a promote of 20% of the increase in the value of AmeriCold through December 31, 2007, limited to 10% of Crescent and Vornado’s remaining common shares in AmeriCold. Crescent and Vornado anticipate that the sale to Yucaipa will close on or about November 18, 2004.

As a result of the transactions, Crescent will recognize a net gain on the sale of AmeriCold common shares of approximately $11 million in the fourth quarter of 2004.

EARNINGS OUTLOOK

Crescent addresses earnings guidance in its earnings conference calls and provides documentation in its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.

CHANGES IN STATISTICAL REPORTING METHODS

Beginning in the first quarter of 2004, the Company implemented two changes in office segment statistical reporting methods. First, to more appropriately reflect occupancy trends in continuing operations, the Company now excludes properties held for sale from occupancy and same-store statistics as noted. In addition, the Company’s same-store statistics now include 100% of operations for all consolidated and unconsolidated joint-venture properties, rather than the Company’s pro rata share of joint-venture properties as in previous disclosures.

In addition, beginning in the second quarter of 2004, the Company is no longer providing same-store statistics for its business-class hotel properties. Of the three business-class hotels owned, one is categorized as a property held for sale; therefore, same-store statistics for continuing operations are no longer considered useful.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s “Third Quarter Supplemental Operating and Financial Data” is available on the Company’s website (www.crescent.com) on the Investor Relations page. To request a hard copy, please call the Company’s Investor Relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Monday, November 8, 2004, to discuss the third quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through November 16, 2004, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 1346876.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including vacancy rates in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	The continuation of relatively high vacancy rates and reduced rental rates in the Company’s office portfolio as a result of conditions within the Company’s principal markets;

•	Adverse changes in the financial condition of existing tenants, in particular El Paso Energy and its affiliates which provide 4.5% of the Company’s annualized office revenues;

•	Further deterioration in the resort/business-class hotel markets or in the economy generally;

•	Further deterioration in the market or in the economy generally and increases in construction cost associated with development for residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to dispose of its investment land, and other non-core assets, on favorable terms and within anticipated time frames;

•	The ability of the Company to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	The ability of the Company to close and consummate its significant pending transactions on the terms and within the time frames anticipated by management;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Celebrating its tenth year, Crescent Real Estate Equities Company (NYSE: CEI) is one of the largest publicly held real estate investment trusts in the nation. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 70 premier office buildings totaling more than 29 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit the Company’s website at http://www.crescent.com.

FOR MORE INFORMATION

Jane E. Mody, Executive Vice President, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412